UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 11, 2022

Elanco Animal Health Incorporated

(Exact name of registrant as specified in its charter)

Indiana	001-38661	82-5497352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Innovation Way Greenfield, Indiana (Address of principal executive offices)	46140 (Zip Code)

Registrant’s telephone number, including area code: (877) 352-6261

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	ELAN	New York Stock Exchange
5.00% Tangible Equity Units	ELAT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2022, Elanco US, Inc., a wholly owned subsidiary of Elanco Animal Health Incorporated (“Elanco”), entered into a Consulting Agreement with Aaron Schacht, a former executive officer of Elanco who is leading the potential carve-out of Elanco’s microbiome R&D platform (the “Microbiome Platform”). As previously disclosed, Mr. Schacht separated from Elanco on December 31, 2021, but continues to lead an external team responsible for continuing development of the Microbiome Platform. As described below under Item 7.01, Elanco has now consummated a transaction creating an independent, privately-funded microbiome innovation company.

Pursuant to the Consulting Agreement, Mr. Schacht has agreed to serve as a member of Elanco’s Science and Technology Advisory Board and to provide general consulting on various special topics as requested by Elanco from time to time, in each case for an initial hourly fee of $250 an hour. The initial term of the Consulting Agreement is 12 months, which may be terminated or extended as contemplated in the agreement.

Item 7.01            Regulation FD Disclosure.

On April 11, 2022, Elanco announced the creation of BiomEdit, an independent, privately-funded microbiome innovation company to which Elanco intends to contribute assets related to the Microbiome Platform in exchange for non-voting equity in the new company. No contingent fee will be due to Mr. Schacht or his affiliated entity in connection with the transaction pursuant to the previously disclosed agreement between Elanco and Mr. Schacht. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including the information contained in the accompanying Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as otherwise expressly stated in such filing.

Item 8.01            Other Events.

On April 12, 2022, Elanco issued a press release announcing (i) that, as of 5:00 p.m., New York City time, on April 11, 2022 (the “Early Tender Time”), holders of $406,391,000 aggregate principal amount of Elanco’s outstanding 4.272% Senior Notes due 2023 (the “Notes”) had tendered their Notes pursuant to its tender offer previously announced on March 29, 2022 (the “Tender Offer”) and (ii) the increase of the tender cap from $250,000,000 aggregate principal amount of Notes to $406,391,000 aggregate principal amount of Notes. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

As of the Early Tender Time, the tenders received by Elanco for the Notes represented in the aggregate approximately 54.19% of the outstanding Notes. The Tender Offer will expire at 12:00 a.m., New York City time, on Monday, April 25, 2022 unless extended or earlier terminated (the “Expiration Time”), however Elanco does not expect to accept any Notes tendered after the Early Tender Time.

On April 13, 2022, Elanco announced that it exercised its right to accept for early payment all of the Notes validly tendered on or prior to the Early Tender Time.

Each holder who validly tendered its Notes on or prior to the Early Tender Time will receive the total consideration of $1,035 per $1,000 principal amount of the Notes tendered and accepted for payment, which includes $1,005 as the tender offer consideration and $30 as the early tender payment. In addition, accrued interest up to, but not including, the payment date of the Notes will be paid in cash on all validly tendered and accepted Notes.

The complete terms and conditions of the Tender Offer for the Notes are detailed in the Offer to Purchase. The Tender Offer is being made only through, and subject to the terms and conditions set forth in, the Offer to Purchase.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by Elanco Animal Health Incorporated, dated April 11, 2022.
99.2	Press Release issued by Elanco Animal Health Incorporated, dated April 12, 2022.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elanco Animal Health Incorporated

Date: April 13, 2022	By:	/s/ Todd Young
Name: Todd Young
Title: Executive Vice President and Chief Financial Officer